Exhibit 99.1

BED BATH & BEYOND INC. REPORTS RESULTS FOR
FISCAL YEAR ENDED FEBRUARY 27, 2010

•                  Net Earnings per Diluted Share of $.86 for Q4; $2.30 for Full Year

•                  Quarterly Comparable Store Sales Increase by 11.5%

•                  Quarterly Net Sales Increase by 16.7%

•                  Modeling Fiscal First Quarter 2010 Net Earnings per Diluted Share of Approximately $.44 to $.48

•                  Modeling Fiscal 2010 Net Earnings per Diluted Share to Increase by Approximately 10% to 15%

UNION, New Jersey, April 7, 2010 — Bed Bath & Beyond Inc. today reported net earnings of $.86 per diluted share ($226.0 million) in the fiscal fourth quarter ended February 27, 2010, an increase of approximately 56% versus net earnings of $.55 per diluted share ($141.4 million) in the same quarter a year ago.  Net sales for the fiscal fourth quarter of 2009 were approximately $2.244 billion, an increase of approximately 16.7% from net sales of approximately $1.923 billion reported in the fiscal fourth quarter of 2008.  Comparable store sales in the fiscal fourth quarter of 2009 increased by approximately 11.5%, compared with a decrease of approximately 4.3% in last year’s fiscal fourth quarter.

Net earnings for the fiscal year ended February 27, 2010 were $2.30 per diluted share ($600.0 million), compared with net earnings per diluted share of $1.64 ($425.1 million) a year ago.  Net sales for fiscal 2009 were approximately $7.829 billion, an increase of approximately 8.6% from the prior fiscal year.  Comparable store sales for fiscal 2009 increased by approximately 4.4%, compared with a decrease of approximately 2.4% last year.

For fiscal 2010, the Company is modeling net earnings per diluted share to be approximately $.44 to $.48 for the first quarter and to increase by approximately 10% to 15% for the full year.

As of February 27, 2010, the Company had a total of 1,100 stores, including 965 Bed Bath & Beyond stores in 49 states, the District of Columbia, Puerto Rico and Canada, 61 Christmas Tree Shops stores, 29 buybuy BABY stores and 45 stores under the names of Harmon or Harmon Face Values.  During the fiscal fourth quarter, the Company opened eight Bed Bath & Beyond stores, four Christmas Tree Shops stores, three buybuy BABY stores and three Harmon Face Values stores and closed one Bed Bath & Beyond store.  Consolidated store space as of February 27, 2010 was approximately 33.7 million square feet. Since the beginning of the first quarter of fiscal 2010 on February 28, 2010, one additional Bed Bath & Beyond store and one additional buybuy BABY store have been opened.  In addition, the Company is a partner in a joint venture which operates two stores in the Mexico City market under the name “Home & More.”

Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is a chain of retail stores, operating under the names of Bed Bath & Beyond, Christmas Tree Shops, Harmon, Harmon Face Values and buybuy BABY.  In addition, the Company is a partner in a joint venture which operates retail stores in Mexico under the name “Home & More.”  The Company sells a wide assortment of domestics merchandise and home furnishings, which includes food, giftware, health and beauty care items and infant and toddler merchandise.  Shares of Bed Bath & Beyond Inc. are traded on NASDAQ under the symbol “BBBY” and are included in the Standard and Poor’s 500 and Global 1200 Indices and the NASDAQ-100 Index.  The Company is counted among the Fortune 500 and the Forbes 2000.

This press release may contain forward-looking statements.  Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, estimate, assume, continue, project, plan, and similar words and phrases.  The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors that may be outside the Company’s control. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment, consumer preferences and spending habits; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; unusual weather patterns; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; the cost of labor, merchandise and other costs and expenses; the ability to find suitable locations at acceptable occupancy costs to support the Company’s expansion program; the impact of failed auctions for auction rate securities held by the Company; and matters arising out of or related to the Company’s stock option grants and procedures and related matters, including any tax implications relating to the Company’s stock option grants.  The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACTS:

Kenneth C. Frankel	(908) 855-4554
Lisa S. Kaplowitz	(908) 855-4083

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	February 27,	February 28,	February 27,	February 28,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)

Net sales	$2,244,079	$1,923,274	$7,828,793	$7,208,340

Cost of sales	1,288,583	1,138,216	4,620,674	4,335,104

Gross profit	955,496	785,058	3,208,119	2,873,236

Selling, general and administrative expenses	584,755	553,776	2,227,432	2,199,340

Operating profit	370,741	231,282	980,687	673,896

Interest income	588	540	4,568	9,412

Earnings before provision for income taxes	371,329	231,822	985,255	683,308

Provision for income taxes	145,287	90,444	385,222	258,185

Net earnings	$226,042	$141,378	$600,033	$425,123

Net earnings per share - Basic	$0.88	$0.55	$2.33	$1.66
Net earnings per share - Diluted	$0.86	$0.55	$2.30	$1.64

Weighted average shares outstanding - Basic	258,191	256,130	257,755	256,410
Weighted average shares outstanding - Diluted	261,885	258,062	260,375	258,619

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

	February 27,	February 28,
	2010	2009
	(unaudited)
Assets

Current assets:
Cash and cash equivalents	$1,096,100	$668,209
Short term investment securities	431,476	2,000
Merchandise inventories	1,759,703	1,642,339
Other current assets	276,066	250,251

Total current assets	3,563,345	2,562,799

Long term investment securities	132,860	221,134
Property and equipment, net	1,119,292	1,148,435
Other assets	336,633	336,475

	$5,152,130	$4,268,843

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$611,163	$514,734
Accrued expenses and other current liabilities	281,730	247,508
Merchandise credit and gift card liabilities	172,804	165,621
Current income taxes payable	83,857	25,105

Total current liabilities	1,149,554	952,968

Deferred rent and other liabilities	246,273	227,209
Income taxes payable	103,399	88,212

Total liabilities	1,499,226	1,268,389

Total shareholders’ equity	3,652,904	3,000,454

	$5,152,130	$4,268,843

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

	Twelve Months Ended
	February 27,	February 28,
	2010	2009
	(unaudited)
Cash Flows from Operating Activities:

Net earnings	$600,033	$425,123
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	184,232	175,601
Stock-based compensation	44,235	43,708
Tax benefit from stock-based compensation	(5,986)	(1,183)
Deferred income taxes	(22,811)	(22,325)
Other	(405)	476
(Increase) decrease in assets:
Merchandise inventories	(117,364)	(25,358)
Trading investment securities	(5,610)	(17)
Other current assets	(4,397)	(3,065)
Other assets	526	(954)
Increase (decrease) in liabilities:
Accounts payable	96,279	(40,863)
Accrued expenses and other current liabilities	37,905	(13,301)
Merchandise credit and gift card liabilities	7,183	(5,631)
Income taxes payable	70,487	24,676
Deferred rent and other liabilities	21,100	27,083

Net cash provided by operating activities	905,407	583,970

Cash Flows from Investing Activities:

Purchase of held-to-maturity investment securities	(403,582)	—
Redemption of held-to-maturity investment securities	30,025	—
Redemption of available-for-sale investment securities	38,545	107,550
Capital expenditures	(153,680)	(215,859)
Investment in unconsolidated joint venture, including fees	—	(4,786)

Net cash used in investing activities	(488,692)	(113,095)

Cash Flows from Financing Activities:

Proceeds from exercise of stock options	99,727	17,650
Excess tax benefit from stock-based compensation	6,306	3,652
Repurchase of common stock, including fees	(94,857)	(48,052)

Net cash provided by (used in) financing activities	11,176	(26,750)

Net increase in cash and cash equivalents	427,891	444,125

Cash and cash equivalents:
Beginning of period	668,209	224,084
End of period	$1,096,100	$668,209